ASPEN INSURANCE HOLDINGS REPORTS RESULTS FOR
SECOND QUARTER AND FIRST HALF 2009
▪	Diluted book value per share of $30.36, up 4.7% over the second quarter of 2008 and up 4.3% over the first quarter of 2009.

▪	Second quarter net income of $110.4 million, compared with $126.9 million for the same quarter last year.

▪	Second quarter net investment income of $72.2 million, up 2.4% over the same quarter last year and up 22.0% over the first quarter of 2009.

▪	Operating earnings per share of $1.14 for the quarter, compared with $1.44 for the second quarter of 2008.

▪	Annualized operating return on equity of 16.4% for the quarter and 17.0% for the half year.
HAMILTON, BERMUDA, July 29, 2009 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported a net profit after tax for the second quarter of 2009 of $110.4 million and operating earnings of $1.14 per diluted ordinary share. This compares to a net profit after tax of $126.9 million, and operating earnings of $1.44 per diluted share for the second quarter last year.
Book value per share on a diluted basis of $30.36 increased by $1.37 when compared to June 30, 2008 and by $2.26 since the end of December 2008, as a result of $164.5 million of retained income and a $45.0 million increase in unrealized gains from the fixed income investment portfolio generated during the first half of 2009.
Second Quarter 2009 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q2 2009	Q2 2008	Change
Gross written premium	$534.3	$528.8	1.0%
Net earned premium	$428.6	$397.3	7.9%
Net investment income	$72.2	$70.5	2.4%
Net income after tax	$110.4	$126.9	(13.0)%
Diluted net income per share	$1.22	$1.39	(12.2)%
Diluted operating earnings per share	$1.14	$1.44	(20.8)%
Net income annualized return on equity	17.6%	20.4%
Annualized operating return on equity	16.4%	21.2%
Combined ratio	87.7%	78.2%
Book value per ordinary share	$31.45	$29.84	5.4%
Diluted book value per ordinary share	$30.36	$28.99	4.7%

First Half 2009 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	H1 2009	H1 2008	Change
Gross written premium	$1,171.1	$1,125.0	4.1%
Net earned premium	$875.9	$788.9	11.0%
Net investment income	$131.4	$109.6	19.9%
Net income after tax	$201.8	$208.1	(3.0)%
Diluted net income per share	$2.61	$2.24	16.5%
Diluted operating earnings per share	$2.32	$2.23	4.0%
Net income annualized return on equity	16.2%	16.6%
Annualized operating return on equity	17.0%	16.6%
Combined ratio	86.0%	81.7%

Chris O’Kane, Chief Executive Officer said, “I am pleased to report another good quarter for Aspen. Our annualized operating ROE in the quarter was 16.4% which is due to strong performance from both our underwriting operations and investments. We reported continued growth in book value per share of 4.3% in the quarter and 8.0% year to date, which reflect our conservative investment philosophy and underwriting discipline in a challenging market environment. We are seeing attractive rate increases in some parts of our business, in particular cat exposed lines, but continued rating pressure elsewhere. As a consequence our focus will remain on allocating our capital to those lines which offer attractive risk adjusted returns on a relative basis consistent with our diversified business model.”
Second Quarter 2009 Operating Highlights
▪	Cash flows from operating activities were $99.1 million compared with $156.3 million in the second quarter of 2008 with the decrease driven by claims settlements related to Hurricane Ike.

▪	Reserve releases were $16.9 million for the quarter compared with $40.5 million in the second quarter of 2008.

▪	Unrealized gains in the fixed income portfolio increased by $41.7 million this quarter compared with unrealized losses of $110.4 million in the second quarter of 2008.
Business Segment Highlights
A summary of the operating highlights for each of Aspen’s four business segments is presented below.
Property Reinsurance
The property reinsurance segment recorded a combined ratio of 48.1% for the second quarter compared with 65.0% in the same period in 2008. The improvement in the combined ratio is attributable to $20.9 million of favorable loss reserve development during the quarter compared with $2.6 million of reserve releases in the second quarter of 2008. A reduction in loss expectations for Hurricane Ike has contributed to the favorable development in the current quarter. The combined ratio for the half year was 53.0% compared with 64.2% in 2008 driven by an increase in earned premium resulting from increased production and a reduction in operating expenses attributable to continued cost management discipline. Gross written premium for the quarter of $180.0 million increased marginally when compared to the second quarter in 2008.

For the six month period in 2009, gross written premium increased by 13% to $400.5 million when compared to 2008, due to favorable market conditions and the establishment of our credit and surety reinsurance line during the period.
Casualty Reinsurance
Casualty reinsurance reported a combined ratio for the quarter of 99.0% compared with 91.5% for the same period in 2008. The increase in the combined ratio for the quarter is attributable mainly to an $18.0 million reduction in reserve releases when compared to the second quarter of 2008. For the half year, the combined ratio was 96.4% compared with 93.4% for 2008 with the increase driven by a reduction in reserve releases from $38.3 million in 2008 to $9.1 million in the current period. The accident year combined ratio for the six month period improved marginally to 100.2% compared with 100.6% in 2008. Gross written premium of $59.0 million and $245.8 million for the quarter and half year of 2009 are broadly in line with 2008.
International Insurance
The international insurance segment reported a combined ratio for the quarter of 99.9% compared with 79.2% for the same period in 2008. The increase in the combined ratio for the quarter is attributable to $12.5 million of losses from the Air France disaster and a net reserve strengthening of $1.7 million in the quarter. This compares to $11.2 million of reserve releases in the second quarter of 2008. The combined ratio for the six months in 2009 was 99.5% compared with 87.1% in 2008. The increase in earned premium for the six month period in 2009, of $32.1 million was offset by the second quarter aviation losses and $3.7 million of net reserve strengthening in the period. This compares with $18.1 million of favorable reserve development in 2008. Gross written premium for the quarter of $238.7 million is down 7.8% on the same period in 2008 as we adjust our underwriting appetite in line with market conditions. Gross written premium for the six month period in 2009 is down 5.4% to $433.4 million compared to 2008.
U.S. Insurance
In the U.S. Insurance segment, reserves in the quarter were strengthened by $6.9 million in our U.S. casualty line which increased the combined ratio by 27.4 percentage points as a result of the relatively small earned premium in the segment. As a result, the combined ratio for the quarter was 165.9% compared with 91.0% in the same period in 2008. The combined ratio for the six months in 2009 was 128.4% compared with 96.6% in 2008. The accident year loss ratio for the six months of 2009 was 68.5% compared to 66.0% in the same period in 2008. Gross written premium increased by 32.9% to $56.6 million when compared to the second quarter in 2008 driven mainly by favorable market conditions in the property book. Gross written premiums for the six month period increased by 24.9% to $91.4 million when compared to 2008.
Investment Performance
Net investment income for the quarter was $72.2 million compared with $70.5 million in the second quarter of 2008, due primarily to the $16.2 million contribution from the funds of hedge funds investments, compared to a gain of $10.8 million from these investments in the second quarter of 2008. Annualized total investment return for the quarter was 7.9%.
Unrealized gains on the fixed income portfolio at the end of the second quarter of 2009 were $112.4 million, an increase of $41.7 million from the end of the first quarter of 2009. The book yield on the fixed income portfolio of 4.4%, although in line with the first quarter of 2009, has decreased from 4.8% at June 30, 2008. The average credit quality of the portfolio is AA+ with an average duration of 3.2 years. Other-than-temporary impairment charges were $2.9 million for the second quarter of 2009.

Outlook for 2009
The Company anticipates total gross written premium of $2 billion +/- 5%, premium ceded of 10% to 12% of gross earned premium, a combined ratio in the range of 88% to 94%, a tax rate of 13% to 16% and a cat-load of $105 million for the remainder of the year, assuming normal loss experience.
Earnings conference call
Aspen will hold a conference call to discuss its financial results on Thursday, July 30, 2009 at 8:30 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS — July 30, 2009 at 8:30 a.m. (EST)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free) +1 (404) 665-9920 (International)
Conference ID:	17143076
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.
REPLAY DETAILS
A replay of the call will be available for 14 days via telephone and Internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free) +1 (706) 645-9291 (International) www.aspen.bm

Replay ID:	17143076

Investor Contact: Aspen Insurance Holdings Limited Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact: Citigate Dewe Rogerson Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact: Abernathy MacGregor Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at June 30,	As at December 31,
(in US$ millions)	2009	2008
ASSETS
Total investments	5,284.3	4,944.9
Cash and cash equivalents	718.3	809.1
Reinsurance recoverables	462.0	329.6
Premium receivables	850.0	677.5
Other assets	703.4	527.7

Total assets	8,018.0	7,288.8

LIABILITIES
Losses and loss adjustment expenses	3,265.1	3,070.3
Unearned premiums	1,039.6	810.7
Other payables	491.2	379.2
Long-term debt	249.6	249.5

Total liabilities	5,045.5	4,509.7

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,972.5	2,779.1

Total liabilities and shareholders’ equity	8,018.0	7,288.8

Tangible book value per share	31.45	28.85
Diluted book value per share (treasury stock method)	30.36	28.10

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share date and ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions)	June 30, 2009	June 30, 2008
UNDERWRITING REVENUES
Gross written premiums	534.3	528.8
Premiums ceded	(49.6)	(22.8)

Net written premiums	484.7	506.0
Change in unearned premiums	(56.1)	(108.7)

Net earned premiums	428.6	397.3

UNDERWRITING EXPENSES
Losses and loss expenses	234.7	188.3
Acquisition expenses	80.8	65.0
General and administrative expenses	59.9	57.1

Total underwriting expenses	375.4	310.4

Underwriting income	53.2	86.9

OTHER OPERATING REVENUE
Net investment income	72.2	70.5
Interest expense	(4.0)	(4.0)

Total other operating revenue	68.2	66.5

Other income (expense)	0.7	0.0

OPERATING INCOME BEFORE TAX	122.1	153.4
OTHER
Net realized exchange gains	3.1	(5.0)
Net realized investment losses	4.8	0.8

INCOME BEFORE TAX	130.0	149.2
Income taxes expense	(19.6)	(22.3)

NET INCOME AFTER TAX	110.4	126.9
Dividends paid on ordinary shares	(12.3)	(12.8)
Dividend paid on preference shares	(5.8)	(7.0)

Retained income	92.3	107.1

Components of net income (after tax)
Operating income	103.8	131.2
Net realized exchange gains (after tax)	3.1	(5.0)
Net realized investment losses (after tax)	3.5	0.7

NET INCOME AFTER TAX	110.4	126.9

Loss ratio	54.8%	47.4%
Policy acquisition expense ratio	18.9%	16.4%
General and administrative expense ratio	14.0%	14.4%
Expense ratio	32.9%	30.8%
Combined ratio	87.7%	78.2%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in US$ except for number of shares)	2009	2008	2009	2008

Basic earnings per ordinary share
Net income adjusted for preference share dividend and cancellation of preference shares	$1.26	$1.44	$2.68	$2.31
Operating income adjusted for preference dividend	$1.18	$1.49	$2.39	$2.30
Diluted earnings per ordinary share
Net income adjusted for preference share dividend and cancellation of preference shares	$1.22	$1.39	$2.61	$2.24
Operating income adjusted for preference dividend	$1.14	$1.44	$2.32	$2.23

Weighted average number of ordinary shares outstanding (in millions)	82.940	83.513	82.241	84.512

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	85.645	86.010	84.612	86.980

Book value per ordinary share			$31.45	$29.84
Diluted book value (treasury stock method)			$30.36	$28.99

Ordinary shares outstanding at end of the period (in millions)			83.022	81.321

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			85.985	83.691

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2009	June 30, 2008
Gross written premiums
Property Reinsurance	180.0	170.5
Casualty Reinsurance	59.0	56.8
International Insurance	238.7	258.9
U.S. Insurance	56.6	42.6

Total	534.3	528.8

Premiums ceded
Property Reinsurance	1.6	5.0
Casualty Reinsurance	0.0	2.3
International Insurance	38.6	7.3
U.S. Insurance	9.4	8.2

Total	49.6	22.8

Net written premiums
Property Reinsurance	178.4	165.5
Casualty Reinsurance	59.0	54.5
International Insurance	200.1	251.6
U.S. Insurance	47.2	34.4

Total	484.7	506.0

Net earned premiums
Property Reinsurance	132.0	123.6
Casualty Reinsurance	101.2	85.8
International Insurance	170.2	162.9
U.S. Insurance	25.2	25.0

Total	428.6	397.3

Underwriting profit
Property Reinsurance	68.4	43.3
Casualty Reinsurance	1.1	7.3
International Insurance	0.3	34.1
U.S. Insurance	(16.6)	2.2

Total	53.2	86.9

Combined ratio
Property Reinsurance	48.1%	65.0%
Casualty Reinsurance	99.0%	91.5%
International Insurance	99.9%	79.2%
U.S. Insurance	165.9%	91.0%
Total	87.7%	78.2%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, and Switzerland. For the three months ended June 30, 2009, Aspen reported gross written premiums of $534.3 million, net income of $110.4 million and total assets of $8.0 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the continuing and uncertain impact of the current depressed credit environment, the banking crises and economic recessions in many of the countries in which we operate and of the measures being taken by governments to counter these issues; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in insurance and reinsurance market conditions that could adversely impact execution of the business plan; changes in our ability to exercise capital management or strategic initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; increased counterparty risk due to the impairment of financial institutions; changes in the total industry losses, or our share of total industry losses, resulting from past events such as Hurricanes Ike and Gustav and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modelling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law, any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; evolving interpretive issues with respect to coverage after major loss events; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best or Moody’s Investors Service (“Moody’s”); changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2009 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; changes in government regulations or tax laws in jurisdictions where we conduct business; and Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; and the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by insurance regulators and prosecutors. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2009. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 29 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 8 for a reconciliation of average equity.
(2) Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds (“Adjusted Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds 1) is calculated using adjusted operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Adjusted Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 31 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income and page 8 for a reconciliation of average equity.
(3) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 29 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Adjusted Operating income is a non-GAAP financial measure. Adjusted operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and excludes after tax net gains or losses from our investments in funds of hedge funds.
Aspen excludes after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and after tax net gains or losses from our investments in funds of hedge funds from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 31 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(5) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 27 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.